HOKU Materials™
A Hoku Scientific Company

CONFIDENTIAL

June 25, 2009

Wuxi Suntech Power Co., Ltd.
17-6 Chang Jiang South Road
New District Wuxi 214028
China
Attn: Steven Chan

Dear Steve:

Reference is made to that certain First Amended & Restated Supply Agreement dated May 12, 2008 (the "***Agreement***"), by and between Hoku Materials, Inc. ("***Hoku***") and Wuxi Suntech Power Co., Ltd. ("***Suntech***"). Capitalized terms not otherwise defined in this letter are defined in the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, pursuant to Sections 15.5 and 15.7 of the Agreement, Hoku and Suntech agree to the following:

Suntech hereby agrees to waive its right to enforce those clauses of Sections 6.2.5 and 10.3.2 of the Agreement that obligate Hoku to complete the TCS Demonstration by December 31, 2009 (the "***TCS Final Date***"). Such waiver includes, but is not limited to, a waiver by Suntech of its remedies at law, in equity, and such remedies as are set forth in the Agreement (including without limitation the right to terminate the Agreement), for any failure by Hoku to complete the TCS Demonstration by the TCS Final Date. Such waiver shall expire on December 31, 2010, such that if Hoku has not completed the TCS Demonstration by December 31, 2010, Suntech may then claim in law or equity that Hoku is in breach as of such date of its obligation to complete the TCS Demonstration by the TCS Final Date, notwithstanding the foregoing waiver, unless Suntech chooses (in its sole and absolute discretion) to extend the waiver for an additional period of time.

Suntech further agrees to waive its right to enforce those clauses of Sections 6.2.5 and 10.3.2 of the Agreement that obligate Hoku to complete the Test Demonstration by September 30, 2009 (the "***Demo Final Date***"). Such waiver includes, but is not limited to, a waiver by Suntech of its remedies at law, in equity, and such remedies as are set forth in the Agreement (including without limitation the right to terminate the Agreement), for any failure by Hoku to complete the Test Demonstration by the Demo Final Date. Such waiver shall expire on December 31, 2009, such that if Hoku has not completed the Test Demonstration by December 31, 2009, Suntech may then claim in law or equity that Hoku is in breach as of such date of its obligation to complete the Test Demonstration by the Demo Final Date, notwithstanding the foregoing waiver, unless Suntech chooses (in its sole and absolute discretion) to extend the waiver for an additional period of time.

Suntech further agrees to waive its right to enforce those clauses of Sections 6.2.5 and 10.3.2 of the Agreement that obligate Hoku to complete the Shipment Milestone by December 31, 2009

(the "***Shipment Final Date***"). Such waiver includes, but is not limited to, a waiver by Suntech of its remedies at law, in equity, and such remedies as are set forth in the Agreement (including without limitation the right to terminate the Agreement), for any failure by Hoku to complete the Shipment Milestone by the Shipment Final Date. Such waiver shall expire on March 31, 2010, such that if Hoku has not completed the Shipment Milestone by March 31, 2010, Suntech may then claim in law or equity that Hoku is in breach as of such date of its obligation to complete the Shipment Milestone by the Shipment Final Date, notwithstanding the foregoing waiver, unless Suntech chooses (in its sole and absolute discretion) to extend the waiver for an additional period of time.

For the avoidance of doubt, Hoku and Suntech acknowledge that (A) Section 3.2 of the Agreement provides that Hoku may satisfy any Product shipment obligation, except for the Shipment Milestone, but otherwise including, without limitation, Hoku's shipment obligation pursuant to Section 10.3.1 of the Agreement, by shipping Products that are manufactured by a third party; and (B) Section 6.2.3 of the Agreement does not require Hoku to use TCS that is produced at the Hoku Facility in order to satisfy the Shipment Milestone.

In exchange for Suntech's agreement to waive certain rights and remedies as set forth above, Hoku agrees to the following: (A) to waive its right to payment of the TCS Demonstration Installment pursuant to Section 6.2.2 of the Agreement; and (B) the Stand-by Letter of Credit may be reduced by the amount of the TCS Demonstration Installment to $30 million. As such, the Total Deposit is reduced by $15 million to $32 million.

The foregoing waiver and amendment is subject to, conditioned upon, and becomes automatically effective only if, and when, Hoku or its parent company, Hoku Scientific, Inc. ("***Hoku Scientific***") enter into a definitive agreement with a third party that would result in the sale of all or substantially all of the stock or assets of Hoku or Hoku Scientific, the sale of a majority interest in Hoku or Hoku Scientific, or the merger, acquisition, or consolidation of Hoku or Hoku Scientific (the date when such agreement is fully executed, the "***Effective Date***") that results in a change of control of either such company, by or before the TCS Final Date, and the closing of such merger or acquisition occurs on or before March 31, 2010. In the event that these dates are not met, Suntech may then claim in law or equity that Hoku is in breach as of such date of its obligation to complete the TCS Demonstration, the Test Demonstration, or the Shipment Milestone by the TCS Final Date, the Test Final Date, or the Shipment Final Date, as applicable, notwithstanding the foregoing waiver, unless Suntech chooses (in its sole and absolute discretion) to extend the waiver for an additional period of time.

Additionally, in order for this Agreement and the terms and conditions contained herein to become effective, HOKU and SUNTECH agree (A) within fifteen (15) days after the signing of this Amendment to (i) terminate, subject to the execution and delivery of the New LC as set forth below, the currently effective Stand-by Letter of Credit and to substitute it with a Stand-by Letter of Credit issued by a bank organized and located in the United States or China (including Hong Kong), which has a Standard & Poor's credit rating of A-/Stable or better, in form substantially similar to the Stand-by Letter of Credit previously issued by ABN AMRO, with such other changes as may be reasonably requested by the Parties and the issuing bank that are consistent with the terms of the Agreement and this letter agreement (such newly issued Stand-by Letter of Credit, the "***New LC***"), which New LC shall be executed

and delivered to Hoku within such fifteen (15) day period; and (B) within fifteen (15) days after the Effective Date, to amend the New LC to provide for the reduction of the New LC by $15 million.

Please acknowledge your understanding and agreement to the terms set forth herein by signing where indicated below.

Sincerely yours,

HOKU MATERIALS, INC.

Dustin Shindo
Chairman & CEO
Signed: July 6, 2009

Acknowledged and agreed as of June 25, 2009

WUXI SUNTECH POWER CO., LTD.

By: ____________________

Name: Steven Chan

Title: Chief Strategy Officer